AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 19th day of June, 2002, by and between MFPB 290 WEST, LTD., a Texas limited partnership, MANNY FARAHANI, and PETER BARLIN (collectively “Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.          Seller owns certain real property located in 5508 Highway 290 West, City of Austin, Travis County, Texas commonly known as 5508 Highway 290 West and such other assets, as the same are herein described.

B.          Seller desires to sell to Buyer and Buyer desires to purchase from Seller such real property and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.          Purchase and Sale.

1.1.

          The purchase and sale includes, and at Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, Seller’s entire right and interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1.1.

          That certain real property commonly known as 5508 Highway 290 West, located at 5508 Highway 290 West, Austin, Texas and more specifically described in Exhibit “A” attached hereto, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the real property and all easements, development rights, rights of way, and other rights appurtenant to the real property (all of the foregoing being collectively referred to herein as the “Real Property”);

1.1.2.

          All leases (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Close of Escrow, together with all security deposits, other deposits held in connection with the Leases, Lease guarantees and other similar credit enhancements providing additional security for such Leases;

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1.1.3.

          All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, and all related intangibles including Seller’s interest in the name “5508 Highway 290 West” (the “Personal Property”);

1.1.4.	All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property (the “Contracts”); and

1.1.5.	To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the “Permits”).

2.          Purchase Price.

The total Purchase Price of the Property shall be Ten Million Three Hundred Two and No/100 Dollars ($10,302,000.00) (“Purchase Price”) payable as follows:

2.1. Deposit/Further Payments.

2.1.1.

          Within two (2) business days following the date a fully executed original of this Agreement is delivered to the Escrow Holder (such delivery date hereafter the “Effective Date”), Buyer shall deposit into Escrow (hereinafter defined) the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Deposit”), by wire payable to Heritage Title Company, Attn: Terry Nassour (“Escrow Holder”). Escrow Holder shall place the Deposit (hereinafter defined) into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit (hereinafter defined). The Deposit shall be non-refundable, except in the event of Buyer’s termination of this Agreement as a result of (i) a default on the part of Seller hereunder, (ii) a casualty or condemnation that entitles Buyer to terminate this Agreement, (iii) the failure of a Buyer condition precedent or (iv) any other provision of this Agreement which expressly calls for the Deposit to be returned to Buyer. The Deposit shall be applied to the Purchase Price at Close of Escrow.

2.1.2.	On or before Close of Escrow, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the

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Purchase Price, in immediately available funds by wire payable to Escrow Holder.

3.          Title to Property.

3.1. Title Insurance.

Seller will, at Seller’s sole expense, cause Escrow Holder to issue a Texas form Owner Policy of Title Insurance (the “Title Policy”) from Heritage Title Company (the “Title Company”) for and on behalf of Buyer, in the total amount of the Purchase Price, insuring good and indefeasible title in and to the Real Property. The Title Policy shall be free and clear of exceptions except for the Permitted Exceptions (hereinafter defined) included in such policy and approved by Buyer as herein described, and the standard printed exceptions and other common exceptions generally included in Texas form Commitments for Title Insurance, which shall be modified as follows:

3.1.1.	the exception for restrictive covenants shall be deleted or shall list only specific restrictions, if any;

3.1.2.

          the exception for area and boundaries shall be annotated to show that upon receipt by the Title Company of a satisfactory survey and payment of the additional premium, the exception will be limited to “shortages in area” in the Title Policy (defined below);

3.1.3.	the exception for ad valorem taxes shall reflect only taxes for the current year which are not delinquent;

3.1.4.

          there shall be no exception for “visible and apparent easements,” for “public or private roads” or the like (although exception may be made to a specified unrecorded exception shown on the Survey); and

3.1.5.	there shall be no exception for rights of parties in possession except those holding under written leases.

3.2. Procedure for Approval of Title.

Seller shall, no later than ten (10) days following the Effective Date, provide to Buyer a current title insurance commitment for the Real Property, including good and legible copies of all related items certified as exceptions thereto (the “Title Documents”). Buyer shall have thirty (30) days following receipt of the later of the Title Documents and the Survey (hereinafter defined) to review and approve, in writing, the

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condition of the title to the Real Property (“Title Review Period”). If the Title Documents (or the Survey described in Paragraph 4.1.1) reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have accepted all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents, with the exception of any matters listed on Schedule C to the Title Commitment, which items shall be objections to title and shall be cured or otherwise addressed to the satisfaction of the Title Company either prior to or at the Close of Escrow. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove any monetary encumbrances affecting the Real Property, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have fifteen (15) days from the conclusion of the Title Review Period (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of the Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this paragraph shall be deemed “Permitted Exceptions.”

4.          Due Diligence Items.

4.1.	Seller shall, within five (5) business days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following (collectively, the “Due Diligence Items”):

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4.1.1.

          Seller’s most recent survey of the Real Property (the “Survey”) which shall be subsequently updated by Seller in conformance with the ALTA/ASCM Standard Detail Requirements and Accuracy Standards for improved properties of this nature, to a date after the Effective Date, with the updated being delivered to Buyer within thirty (30) days of the Effective Date;

4.1.2.	Copies of all Leases presently in effect with respect to the Real Property, together with any amendments or modifications and correspondences thereof;

4.1.3.

          A “rent roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.4.	An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the preceding 24 months;

4.1.5.	A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

4.1.6.

          All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

4.1.7.

          True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.8.

          A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

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4.1.9.	Operating statements for the Real Property for calendar years 2000, 2001 and 2002 year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.10.

          Copies of Tenant files and records relating to the ownership and operation of the Real Property (provided, however, with Buyer’s consent such files and records may be made available for inspection by Buyer during ordinary business hours at Seller’s management office);

4.1.11.	An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

4.1.12.	Copies of existing loan documents and notes affecting the Real Property, if loan is to be assumed;

4.1.13.	Copies of utility bills for the Real Property for the calendar years 2000, 2001 and 2002 year to date to the extent they have been retained by Seller; and

4.1.14.	The most recent environmental report on the Property in Seller’s possession or control.

4.2. Estoppel Certificates.

Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, estoppel certificates in the form acceptable to Buyer’s lender and/or Buyer from (a) Air Products and Chemicals, Inc., Surveying and Mapping, Epic Edge, E-Comm Network, Brooks Automation, Inc., SunGard Energy System and State of Texas (the “Major Tenants”) and (b) seventy five percent (75%) of all remaining Tenants of the Real Property (measured by square footage occupied) (the “Required Percentage Estoppels”), in all cases in a form provided by, or otherwise approved by, Buyer within fifteen (15) days of the Effective Date. In the event Seller is unable to obtain the Required Percentage Estoppels despite diligent efforts to do so, Seller may deliver to Buyer an estoppel certificate executed by Seller and otherwise in form approved by Buyer covering sufficient estoppels that, together with those obtained, equal the Required Percentage Estoppels; provided, however, Seller shall thereafter continue to use diligent efforts to obtain an estoppel certificate executed by any such Tenant. Whether executed by the Tenant or by Seller, the matters certified in the estoppel certificates shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) business days following receipt of a copy of any executed estoppel certificate of Buyer’s approval or disapproval and the basis of such disapproval, if

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disapproved. If (a) Buyer reasonably disapproves of any estoppel certificate, and Seller is unable to deliver a reasonably acceptable estoppel certificate prior to the Close of Escrow, and, without such estoppel certificate Seller will have failed to deliver the Required Percentage Estoppels or (b) Seller is unable to deliver acceptable forms of the Major Estoppels, this Agreement shall automatically terminate, Buyer shall be entitled to a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other. In addition to the foregoing, Seller shall use diligent efforts to obtain any and all subordination, attornment and non-disturbance agreements required by Buyer’s lender.

5.          Inspections.

5.1. Procedure; Indemnity.

Buyer, at its sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Real Property at any time from and after Effective Date and for a period of thirty (30) days thereafter (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the original Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections performed by Buyer. Buyer shall have the right to conduct Tenant interviews during the Due Diligence Period.

5.2. Approval.

5.2.1.

          Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Paragraph 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Paragraph 4. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period

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approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property. Upon termination, Escrow Holder shall, without any further action required from any party, return all documents to the parties who deposited same and shall pay the Deposit to Seller and no further duties shall be required of Escrow Holder.

5.2.2.

          Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property.

6.          Escrow.

6.1. Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2. Close of Escrow.

Escrow shall close at a mutually agreeable date (“Close of Escrow”) within fifteen (15) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Paragraph 5.1 hereof). The foregoing notwithstanding, Buyer may, at Buyer’s election, and upon payment of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) to Escrow Agent, extend the Close of Escrow for additional periods of thirty (30) days. Any payments received by Seller pursuant

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hereto shall be non refundable, except in the event of Buyer’s termination of this Agreement as a result of (i) a default on the part of Seller hereunder, (ii) a casualty or condemnation that entitles Buyer to terminate this Agreement, or (iii) the failure of a Buyer condition precedent, and applied to the Purchase Price at Close of Escrow.

6.3. Buyer Required to Deliver.

Buyer shall deliver to Escrow the following:

6.3.1.	In accordance with Paragraph 2, the Deposit;

6.3.2.

          On or before Close of Escrow, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before Close of Escrow, such other documents as Escrow Holder may require from Buyer in order to issue the Title Policy;

6.3.4.

          An original Assignment and Assumption Agreement, duly executed by Buyer assuming all of Seller’s right, title and interest in and to the Leases, the Permits and the Contracts from and after the Close of Escrow, together with originals of notice letters to tenants (as prepared by Seller and delivered to Buyer for execution at Closing), duly executed by Buyer, advising each tenant of Buyer’s acquisition of the Property, Buyer’s assumption of the obligations of the landlord under the Leases (including responsibility for security deposits), and the new locations for payment of rent and delivery of notices.

6.4. Seller Required to Deliver.

On or before Close of Escrow, Seller shall deliver to Escrow or Buyer, as applicable, the following:

6.4.1.	A duly executed and acknowledged Special Warranty Deed, conveying fee title to the Real Property in favor of Buyer;

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6.4.2.	A completed Certificate of Non-Foreign Status, duly executed by Seller under penalty of perjury;

6.4.3.	A Bill of Sale, for the Personal Property, if any, in favor of Buyer and duly executed by Seller;

6.4.4.	Such other documents as Escrow Holder may require from Seller in order to issue the Title Policy;

6.4.5.	Tenant’s estoppel certificates as required by and provided for in Paragraph 4.2 and SNDA as required by and provided for in Paragraph 9.1.7;

6.4.6.

          An original Assignment and Assumption Agreement duly executed and acknowledged by Seller, assigning all of Seller’s interest in and to the Leases, Contracts and Permits to Buyer from and after the Close of Escrow;

6.4.7.	To Buyer, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.4.8.	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership as set forth;

6.4.9.	To Buyer, the original Leases; and

6.4.10.

          To Buyer, all records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

6.5. Buyer’s Costs.

Buyer shall pay the following:

6.5.1.	One-half (1/2) of Escrow Holder’s fee, costs and expenses;

6.5.2.	The cost of recording any deed of trust or other documentation required by Buyer’s lender in conjunction with any financing obtained by Buyer; and

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6.5.3.	All other costs customarily borne by purchasers of real property in Travis County, Texas.

6.6. Seller’s Costs.

Seller shall pay the following:

6.6.1.	One-half (1/2) of Escrow Holder’s fees, costs and expenses;

6.6.2.	The cost of recording the Deed and any transfer tax;

6.6.3.	Escrow Holder’s premium for the Title Policy; and

6.6.4.	All other costs customarily borne by sellers of real property in Travis County, Texas.

6.7. Prorations.

6.7.1.

          Real property taxes, personal property taxes, assessments, rents, and CAM expenses shall be prorated through Escrow between Buyer and Seller as of Close of Escrow. All security deposits shall be paid over to Buyer. Rents and CAM expenses shall be approved by Buyer prior to Close of Escrow. Any delinquent rents attributable to periods prior to the Close of Escrow and which are collected by Buyer or Seller shall be retained by or paid to Seller; provided, however, that any amounts collected by Buyer or Seller shall be first applied to any rents then due to Buyer and, if collected by Seller, remitted to Buyer for such purpose. Seller shall have the right to pursue any Tenant for delinquent rent, but shall not (a) cause Tenant to be delinquent for their current rent or become financially unstable or (b) have the right to seek eviction of the Tenant by unlawful detainer or other means. Tax and assessment prorations shall be based on the latest available tax bill. If after Close of Escrow either party receives any further or supplemental tax bill relating to any period prior to Close of Escrow, the recipient shall promptly deliver a copy of such tax bill to the other party, and not later than ten (10) days prior to the delinquency date shown on such tax bill Buyer and Seller shall deliver to the taxing authority their respective shares of such tax bill, prorated as of Close of Escrow. All prorations shall be based on a 360-day year.

6.7.2.	All leasing commissions owing and tenant improvements with respect to the Real Property entered into prior to execution of the Agreement including, but not limited to,

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commissions for lease renewals and expansion options, shall be paid by Seller, and Seller shall indemnify and hold Buyer harmless for lease commission claims brought against the Real Property arising therefrom. All leasing commissions and tenant improvement costs for new Leases executed after the date of this Agreement shall be prorated between Buyer and Seller as their respective periods of ownership bears to the primary term of the new Lease subject, in all events, to the prior approval of said Leases as herein provided by Buyer pursuant to Paragraph 7.3.

6.7.3.

          Seller agrees to indemnify and hold Buyer harmless from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorney fees (except those items which under the terms of this Agreement specifically become the obligation of Buyer), brought by third parties and based on events occurring on or before the Close of Escrow and which are in any way related to the Property.

6.7.4.

          Buyer agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits and judgments, of any kind or nature, including court costs and reasonable attorneys fees, brought by third parties and based on events occurring subsequent to the Close of Escrow and which are in any way related to the Property.

6.8. Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Documents, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1.	The Effective Date pursuant to Paragraph 2.1.1;

6.8.2.	The date of receipt of the Title Documents by Buyer;

6.8.3.	The date by which title must be approved by Buyer pursuant to Paragraph 3.2;

6.8.4.	The Delivery Date pursuant to Paragraph 4.1;

6.8.5.	The date by which the Inspections and Due Diligence Items must be approved by Buyer pursuant to Paragraph 5.2;

6.8.6.	The date by which the amounts described in Paragraph 2 must be deposited by Buyer, for which determination

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Escrow Holder shall assume satisfaction of the condition expressed in Paragraph 2 on the last date stated for its satisfaction; and

6.8.7.	The date of Close of Escrow pursuant to Paragraph 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7.          Seller Representations, Warranties, and Covenants

7.1. Representations and Warranties.

Seller hereby represents and warrants as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.

          MFPB 290 West, Ltd. is a limited partnership, duly formed and validly existing under the law of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2.

          Manny Farahani and Peter Barlin currently hold good and indefeasible title to the Real Property for the benefit of MFPB 290 West, Ltd., subject to the Permitted Exceptions and shall convey record title to MFPB 290 West, Ltd. prior to the Close of Escrow. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the

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continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.3.	Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.

7.1.4.

          There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.5.

          Except as set forth on any schedule of litigation delivered pursuant to Paragraph 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.6.	Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof.

7.1.7.

          There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.8.	Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

7.1.9.

          To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.10.	The information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Paragraph 4 and

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Paragraph 7.3 deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

7.1.11.	To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.12.

          To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.13.

          To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

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7.1.14.

          Except for the Contracts, there are no agreements or other obligations which may affect the current use of the Real Property.  Seller has fully performed all of the obligations required to be performed by Seller under the Contracts, and to Seller’s knowledge, the other parties to the same are not in default thereunder.

7.1.15.

          The operating statements furnished to Buyer in connection with or pursuant to this Agreement (a) accurately reflect the financial condition of the Real Property as of the date thereof and (b) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

7.1.16.

          Seller has no knowledge of nor received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof. There are no above-ground or underground storage tanks located on the Real Property.

7.1.17.

          Seller has not released and, to the best of Seller’s knowledge, there has been no release of, any pollutant or hazardous substance of any kind onto or under the Real Property that affects the Real Property or that would result in the prosecution of any claim, demand, suit, action or administrative proceeding against Buyer as owner of the Real Property based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. 9601 et seq.

7.2. Indemnity; Survival.

The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Close of Escrow and shall survive the Close of Escrow for a period of one year and shall not be merged as of the date of the Close of Escrow hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. The terms of Seller’s indemnity set forth above with respect to the representations and

Agreement – Page 16

warranties made herein shall survive for a period of one year following the Close of Escrow.

7.3. Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.3.1.

          To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts as are maintained by Seller on the date hereof.

7.3.2.

          That any building constituting an improvement on the Real Property will be in substantially the same physical condition at the Close of Escrow that it was at the date of Buyer’s inspection, ordinary wear and tear excepted, and that all normal maintenance has been conducted from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3.

          To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent, which shall not be unreasonably withheld, condition, or delayed.  Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld, condition, or delayed. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this paragraph in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be consent. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder.

7.3.4.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance,

Agreement – Page 17

charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5.

          To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.3.6.

          To fully and timely comply with all material obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7.	To provide Buyer with monthly rent rolls containing the same information in its rent roll delivered pursuant to Section 4.1.3.

7.3.8.

          To provide Buyer with copies of (a) any default letters sent to tenants and, (b) any copies of correspondence received from a Tenant that it is “going dark” or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

8.          Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that:

Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.          Conditions Precedent to Close of Escrow

Agreement – Page 18

9.1. Conditions Precedent.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.

          All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.

          There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.

          Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.4.	Seller shall have operated the Real Property from and after the date hereof in substantially the same manner as prior thereto.

9.1.5.	Seller shall deliver to Buyer copies of Tenant insurance certificates.

9.1.6.

          No Major Tenant shall be in default under its lease nor shall any Major Tenant given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sough any similar debtor protective measure.

9.1.7.

          If Buyer’s lender requires the execution of subordination, non-disturbance and attornment agreements (“SNDAs”) from tenants as a condition to closing the loan to Buyer, Buyer’s obligations under this Agreement shall be subject to the delivery of SNDAs in form and substance acceptable to Buyer’s lender.

Agreement – Page 19

9.1.8.

          If any security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name or else a cash escrow equal to the amount of the security deposit will be established at closing until the instrument is reissued in Buyer’s name.

9.1.9.

          In the event that after the expiration of the Due Diligence Period, but prior to the close of escrow, any Tenant, other than a Major Tenant, goes dark, files for bankruptcy, seeks protection under any other debtor protection law or gives notice that it is vacating the premises prior to the expiration of its Lease, the Seller shall be required to enter into a master lease for that Tenant’s Space for the remainder of the term of the Lease at the rent payable under the lease including, but not limited to, all CAM charges, insurance reimbursements, and tax reimbursements.

9.2. Effect of Failure.

If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Paragraph 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10.          Damage or Destruction Prior to Close of Escrow

In the event that the Real Property should be damaged by any casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any further obligation to the other

Agreement – Page 20

or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Paragraph shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11.          Eminent Domain

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property.

12.          Notices.

All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by telecopy or (d) by a nationally recognized overnight delivery courier. Notices delivered by telecopy or overnight courier shall be deemed received on the business day following transmission. Notices delivered by certified or registered mail shall be

Agreement – Page 21

deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Seller:	MFPB 290 West, Ltd Manny Farahani Peter Barlin 3724 Jefferson, #306 Austin, Texas 78731 (512) 452-9902 (512) 453-8412 Fax

With Required Copy to:	Steven M. Bowers Attorney at Law PO Box 5035 Austin, Texas 78763 (512) 458-2151 (512) 458-2153 Fax

Buyer:	Anthony W. Thompson TRIPLE NET PROPERTIES, LLC 1551 N. Tustin Avenue, Suite 650 Santa Ana, CA 92705 (714) 667-8252 (714) 667-6860 Fax

With Required Copy to:	Louis J. Rogers, Esquire Hirschler Fleischer 701 East Byrd Street, 15th Floor Richmond, Virginia 23219 (804) 771-9567 (804) 644-0957 Fax

13.          Remedies

13.1.

          Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days thereafter during which period Seller may cure the default, Buyer may at its option, and as its sole and exclusive remedy, either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer without any further action required from either party or (b) treat the Agreement as being in full force and effect and bring an action against Seller for specific performance. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

Agreement – Page 22

13.2.

          Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, Seller may, as its sole and exclusive remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Close of Escrow.

In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall, in addition, deliver to Seller, at no cost to Seller, the Due Diligence Items.

14.          Assignment.

Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder.

15.          Interpretation and Applicable Law

This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16.          Amendment

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17.          Attorney’s Fees

In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18.          Entire Agreement; Survival

Agreement – Page 23

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19.          Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, (i) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts, (ii) a facsimile signature shall be deemed to be an original signature and (iii) a telecopy delivery (i.e., the transmission by any party of his, her or its signature on an original or any copy of this Agreement via telecopy or fax machine) shall be deemed to be the delivery by such party of his, her or its original signature hereon. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

20.          Acceptance

Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas.

21.          Real Estate Commission

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Golden Eagle Investments and REOC Partners, Ltd

Agreement – Page 24

as its broker and will pay a commission of $100,000 to each broker and a commission of $300,000 to Triple Net Properties Realty, Inc. if, but only if, the Close of Escrow occurs pursuant to this Agreement. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.

22.          Financing Contingency.

Buyer’s obligations under this Agreement are contingent upon Buyer obtaining, no later than forty-five (45) days after the Effective Date, a binding commitment for financing to be secured by a first mortgage or deed of trust against the Real Property in an amount and terms reasonably acceptance to Buyer. The failure of Buyer to notify Seller by the end of the forty-five (45) day period that it has obtained the binding commitment shall be deemed a failure of this contingency and this Agreement will, in such event, be automatically terminated and the Deposit paid to Seller without further action required by either party. Buyer shall use good faith efforts to obtain financing conforming to the terms of this Paragraph.

23.          Cooperation with S-X 3-14 Audit.

Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be a real estate investment trust (“REIT”) promoted by the Buyer. Seller acknowledges that it has been advised that if the purchaser is a REIT, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, Seller agrees to provide the assignee with the following:

1. Access to bank statements for the Property for the Audited year;

2. Rent Roll for the Property as of the end of the Audited Year;

3. Operating Statements for the Property for the Audited Year;

4. Access to the general ledger for the Property for the Audited Year;

5. Cash receipts schedule for the Property for each month in the Audited Year;

Agreement – Page 25

6. Access to invoice for expenses and capital improvements for the Property in the Audited Year;

7. Copies of all insurance documentation for the Property for the Audited Year;

8. Copies of accounts receivable aging for the Property as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

9. Signed representation letter at the end of field work.

The provisions of this Section shall survive the Close of Escrow

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Agreement – Page 26

SIGNATURE PAGE FOR _____________ PURCHASE AGREEMENT

EXECUTED on this ____ day of __________, 2002

SELLER:

MFPB 290 West, Ltd.,
a Texas limited partnership
By: MFPB 290 West Management, LLC

By:	/s/ MANNY FARAHANI

Manny Farahani, Manager

Manny Farahani

/s/ PETER BARLIN

Peter Barlin

EXECUTED on this ____ day of ________, 2002.

BUYER:

TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company

By:	/s/ ANTHONY W. THOMPSON

Anthony W. Thompson President

"SUBJECT TO THE TERMS AND CONDITIONS CONTAINED
IN THE ATTACHED EARNEST MONEY RECEIPT."

Contract received June 19, 2002.

/s/ TERRI TALLEY NASSOUR

Terri Talley Nassour Commercial Escrow Officer

Heritage Title Company of Austin, Inc.
98 San Jacinto Blvd., Ste. 400
Austin, Texas 78701
512/505-5000
512/505-5024 FAX

Agreement – Page 27

Exhibit A

Real Property Description

TRACT 1:

Being all of that certain tract or parcel of land containing 6.238 acres, more or less, out of Lot 1, FOREST GROVE SUBDIVISION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 86, Page 133B of the Plat Records of Travis County, Texas, said tract being more particularly described by metes and bounds shown on Exhibit “A-1” attached hereto and made part hereof.

TRACT 2:

Easement Estate for access created by instrument dated January 3, 1986 and recorded in volume 9521, Page 437 of the Real Property Records of Travis County, Texas, over and across all of that certain tract or parcel of land containing 0.209 of an acre, more or less, out of and a part of Lot 1, Block B, of OAK HILL INDUSTRIAL PARK, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in volume 75, page 227 of the Plat records of Travis County, Texas, said tract being more particularly described by metes and bounds therein.

TRACT 3:

Easement Estate for drainage created by instrument dated January 3, 1986 and recorded in Volume 9521, Page 437 of the Real Property Records of Travis County, Texas over and across all of that certain tract or parcel of land containing 0.114 of an acre, more or less, out of and a part of Lot 1, Block B, of OAK HILL INDUSTRIAL PARK, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 75, Page 227 of the Plat Records of Travis County, Texas, said tract being more particularly described by metes and bounds therein.

TRACT 4:

Easement Estate for access created by instrument dated march 31, 1986 and recorded in Volume 9701, page 963 of the Real Property Records of Travis County, Texas, over and across all of that certain tract or parcel of land containing 0.332 of an are, more or less, out of and a part of Lot 1, Block B, of OAK HILL INDUSTRIAL PARK, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 75, Page 227 of the Plat Records of Travis County, Texas, said tract being more particularly described by metes and bounds therein.

Exhibit "A-1"

ALL OF THAT CERTAIN TRACT OR PARCEL OF LAND OUT OF THE THOMAS ANDERSON LEAGUE IN TRAVIS COUNTY, TEXAS. BEING A PORTION OF LOT 1, FOREST GROVE SUBDIVISION. A SUBDIVISION IN TRAVIS COUNTY, TEXAS, AS RECORDED IN PLAT BOOK 86, PAGE 133B OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS. THE HEREIN DESCRIBED TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a 1/2 inch iron pin found at the Northeast corner of said Lot 1, being in the South line of Lot 1, Block B, Oak Hill Industrial Park, a subdivision recorded in Plat Book 75, Page 227 of the Plat Records of Travis County, Texas, for the Northeast corner and PLACE OF BEGINNING hereof:

THENCE along the East line of Lot 1, Forest Grove Subdivision, S 03° 25' 42" E for a distance of 589.29 feet to an 'X' set on a telephone box, at the Northeast corner of that portion of said Lot 1 awarded by judgment to the State of Texas in Cause No. 2143 of the Probate Court Number One in Travis County, Texas, and recorded in Volume 12239, Page 1276 of the Real Property Records of Travis County, Texas, being in the new North r.o.w. line of U.S. Hwy No. 290 West for the Southeast corner-hereof:

THENCE along the North line of the State of Texas Tract, being the new North r.o.w. line of U.S. Hwy No. 290 West, N 88° 13' 18" W for a distance of 268.69 feet to a 1/2 inch iron pin set at the Northwest corner of the State of Texas Tract, being in the Southwest line of said Lot 1, for the Southwest corner hereof:

THENCE along the Southwest line of said Lot 1, N 06° 25' 10" W for a distance of 97.63 feet to a 1/2 inch iron pin found at an angle point and N 59° 51' 35" W for a distance of 460.14 feet to an iron pipe found at the most Westerly corner of said Lot 1, for the most Westerly corner hereof:

THENCE along the Northwest line of said Lot 1, N 31° 30' 07" E for a distance of 260.18 feet to a 1/2 inch iron pin found at the Northwest corner of said Lot 1, being at the Southwest corner of said Lot 1, Block B, Oak Hill Industrial Park, for the Northwest corner hereof:

FIELD NOTES
FOR

TRACT I - 6.238 ACRES - Page Two

THENCE along the North line of said Lot 1, being the South line of said Lot 1, Block B, N 86° 36' 31" E for a distance of 507.10 feet to the PLACE OF BEGINNING and containing 6.238 acres of land, more or less.

SURVEYED BY:
ROY D. SMITH SURVEYORS. P.C.

/s/ ROY D. SMITH

ROY D. SMITH
REGISTERED PROFESSIONAL SURVEYOR
May 22, 1998
Updated: September 26, 2000
Job No. 1985

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